Exhibit 99.2

VIVI -- Viva International, Inc.

Com ($0.001)

COMPANY NEWS AND PRESS RELEASES FROM OTHER SOURCES:

Roger Larreur Joins Viva Board

TRAVERSE CITY, MI, Sep 28, 2006 (MARKET WIRE via COMTEX) -- Viva International, Inc. (OTCBB: VIVI) announced this morning that Roger F. Larreur has accepted appointment to its Board of Directors.

Mr. Larreur is currently Director of Sales & Marketing for Canada and the Eastern United States for Swissport USA, Inc. Swissport International, Ltd. is the leading service provider in the global ground and cargo handling business. Currently, Swissport serves more than 70 million passengers and provides ramp handling for over 2 million aircraft. The number of stations served by Swissport is in excess of 180, including those in the Dominican Republic.

Previous to his employment with Swissport, Mr. Larreur has held management and executive positions with American Trans Air, Maxmar Aviation Consulting, and Paradise Island Airlines d/b/a Continental Connection, Gulfstream International Airlines d/b/a Continental & United Connection, Alitalia Airlines, Pan Am Express Airways and Braniff Airlines.

Calvin Humphrey, recently announced as Viva’s new CEO and Chairman of the Board, commented, “I am pleased to be able to add Roger Larreur as my first appointment to the Viva Board of Directors. I have worked with Roger over many years and am impressed by his career accomplishments and the respect he commands within the aviation community. Roger’s understanding of the Caribbean marketplace and his connections should be of tremendous value to the Viva effort and I look forward to his assistance as a Board member.”

About Viva International

Viva International has a number of airline and aviation-related interests including two developmental-stage carriers being readied to operate in regional markets from hubs in Puerto Rico and Santo Domingo, Dominican Republic and a United States-based aircraft brokerage and parts reseller and distributor.

The Company plans to create a network of regionally based airlines across the Caribbean, eventually to be linked to key points in the United States, Latin America, South America, and Europe, and intends to concentrate on creating strategic partnerships and acquisitions in aviation-related niche markets and opportunities.

At present, the Company maintains executive offices in Michigan and Texas.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (“the Exchange Act”), and as such, may involve risks and uncertainties. Forward-looking statements which are based upon certain assumptions and describe future plans, strategies and expectations, are generally identifiable by the use of words as “believe,” “expect,” “intend,” “anticipate,” “project,” or other similar expressions. These forward-looking statements relate to, among other things, future performance, and perceived opportunities in the market and statements regarding the Company’s mission and vision. The Company’s actual results, performance and achievements may differ materially from the results, performance, and achievements expressed or implied in such forward-looking statements. Further information on potential factors that could affect Viva International, Inc. is found in the Company’s Form 10-K and other documents filed with the U. S. Securities and Exchange Commission.

Contact:

Viva International, Inc.

(231) 932-7490

Christina Hanneman

Investor Relations

303-220-8476 or 866-755-8484

SOURCE: Viva International, Inc.

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